Exhibit 10.23

FREENOME, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

The purpose of this Non-Employee Director Compensation Policy (the “Policy”) of Freenome, Inc. (the “Company”) is to provide a total compensation package that enables the Company to attract and retain, on a long-term basis, high-caliber directors who are not employees or officers of the Company or its subsidiaries (“Outside Directors”). This Policy will become effective as of the date immediately preceding the closing of the transactions contemplated by that certain Business Combination Agreement, dated December 5, 2025, by and among Perceptive Capital Solutions Corp, StarNet Merger Sub I, Corp., StarNet Merger Sub II, LLC and Freenome Holdings, Inc. (the “Effective Date”). In furtherance of the purpose stated above, all Outside Directors shall be paid compensation for services provided to the Company as Outside Directors as set forth below:

Cash Retainers

Annual Retainer for Board Membership: $50,000 for general availability and participation in meetings and conference calls of our Board of Directors, to be paid quarterly in arrears, pro-rated based on the number of actual days served by the director during such calendar quarter.  No additional compensation will be paid for attending individual meetings of the Board of Directors.

Additional Annual Retainers for Committee Membership:

Audit Committee Chair:	$20,000

Audit Committee member:	$10,000

Compensation Committee Chair:	$15,000

Compensation Committee member:	$7,500

Nominating and Corporate Governance Committee Chair:	$10,000

Nominating and Corporate Governance Committee member:	$5,000

Chair and committee member retainers are in addition to retainers for members of the Board of Directors. No additional compensation will be paid for attending individual committee meetings of the Board of Directors.

Equity Retainers

All grants of equity retainer awards to Outside Directors pursuant to this Policy will be automatic and nondiscretionary and will be made in accordance with the following provisions:

1

Initial Grants: Upon an Outside Director’s initial election or appointment to the Board of Directors, each Outside Director will receive an initial, one-time (i) stock option award with a Value (as defined below) of $200,000 (the “Initial Option”) and (ii) restricted stock unit award with a Value of $200,000 (the “Initial RSUs” and, together with the Initial Option, the “Initial Grants”) . The Initial Grants shall vest in equal annual installments over three years from the date of grant; provided, however, that, unless otherwise determined by the Board of Directors, all vesting shall cease if the director ceases to have a Service Relationship (as defined in the Company’s 2026 Equity Incentive Plan). The Initial Option shall expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value (as defined in the Company’s 2026 Equity Incentive Plan) of the Company’s common stock on the date of grant. Initial Grants apply only to Outside Directors who are first elected to the Board of Directors subsequent to the Effective Date.

Annual Grants: On each date of each Annual Meeting of Stockholders of the Company following the Effective Date (each, an “Annual Meeting”), each continuing Outside Director, other than a director receiving Initial Grants, will receive an annual (i) stock option award with a Value of $112,500 (the “Annual Option”) and (ii) restricted stock unit award with a Value of $112,500 (the “Annual RSUs” and, together with the Annual Option, the “Annual Grants”). The Annual Grants shall vest in full upon the earlier of (i) the first anniversary of the date of grant or (ii) the date of the next Annual Meeting; provided, however, that, unless otherwise determined by the Board of Directors, all vesting shall cease if the director ceases to have a Service Relationship.  The Annual Option shall expire ten years from the date of grant and have a per share exercise price equal to the Fair Market Value of the Company’s common stock on the date of grant.

Value: For purposes of this Policy, “Value” means with respect to (i) any stock option award, the grant date fair value of the option (i.e., Black-Scholes Value) determined in accordance with the reasonable assumptions and methodologies employed by the Company for calculating the fair value of options under Financial Accounting Standard Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718; and (ii) any award of restricted stock or restricted stock units the product of (A) the closing market price on the Nasdaq Capital Market (or such other market on which the Company’s common stock is then principally listed) of one share of the Company’s common stock on the grant date and (B) the aggregate number of shares of common stock underlying such award.

Sale Event Acceleration: All outstanding Initial Grants and Annual Grants held by an Outside Director shall become fully vested and exercisable or nonforfeitable, as the case may be, upon a Sale Event (as defined in the Company’s 2026 Equity Incentive Plan).

Expenses

The Company will reimburse all reasonable out-of-pocket expenses incurred by Outside Directors in attending meetings of the Board of Directors or any committee thereof.

Maximum Annual Compensation

The aggregate amount of compensation, including both equity compensation and cash compensation, paid by the Company to any Outside Director in a calendar year for services as an Outside Director shall not exceed $600,000; provided, however, that such amount shall be $1,000,000 for the calendar year in which the applicable Outside Director is initially elected or appointed to the Board of Directors; (or such other limits as may be set forth in Section 3(d) of the Company’s 2026 Equity Incentive Plan or any similar provision of a successor plan). For this purpose, the “amount” of equity compensation paid in a calendar year shall be determined based on the grant date fair value thereof, as determined in accordance with FASB ASC Topic 718 or its successor provision, but excluding the impact of estimated forfeitures related to service-based vesting conditions.